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                                                                EXHIBIT 10.9

                            EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is made effective the _______ day of ______________, 1997, by and between Surrey, Inc., a Texas corporation ("the Company"), and John B. van der Hagen, a Texas resident ("Executive").

                                   RECITALS

         WHEREAS, the Executive is engaged by the Company in the principal capacity of Chief Executive Officer and the Company is desirous of continuing the employment of the Executive upon the terms and conditions contained herein, and the Executive is desirous of continuing employment with the Company upon the terms and conditions contained herein;

         WHEREAS, the Company specializes in the development and manufacture of high quality glycerin and specialty soap products, as well as the production of certain personal care and home fragrance products;

         WHEREAS, the compensation to be paid to the Executive by the Company is at least in part dependent upon gross sales which may accrue to the Company through its operation of processes and procedures, involving trade secrets and proprietary information relating to its business;

         WHEREAS, the Company is engaged in highly competitive business; and

         WHEREAS, the Company must maintain its competitive position by protecting its trade secrets, know how, and proprietary information.

         NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein and for other good and valuable consideration by each of the parties, the parties hereby agree as follows:

ARTICLE 1        EMPLOYMENT, DUTIES AND TERM.

         1.1 Employment. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Executive, and Executive accepts such employment, as Chief Executive Officer of the Company.

         1.2     Term.      The term of this Agreement shall commence on the
effective date of the Company's initial public offering (the "Commencement Date") and conclude at 5:00 p.m. on the third anniversary of the Commencement Date; provided, however, that the term of this Agreement shall be automatically continued and extended for additional consecutive twelve month periods commencing upon such termination date, unless, at least thirty (30) days before the date of termination of the initial term of this Agreement or of any such extended term the Company shall give the Executive or the Executive shall give the Company, a notice in writing electing to terminate this Agreement as of such termination date. Termination of this Agreement, as set forth in Article 3, also shall terminate Executive's employment by the Company and his position as Chief Executive Officer and an employee.

         1.3 Duties. During the term of this Agreement, Executive agrees to devote his full business time exclusively to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use his best efforts to perform faithfully and efficiently such responsibilities. As Chief Executive Officer of the Company, Executive shall perform





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to the best of his ability any and all duties that may be delegated to
Executive by the Board of Directors.

         1.4 Return of proprietary property. Executive agrees that all property in his possession belonging to the Company including, without limitation, all documents, reports, manuals, memoranda, computer printouts, customer lists, credit cards, calling cards, keys, identification, products, access cards, automobiles and all other property relating in any way to the business of the Company are the exclusive property of the Company. Executive shall return to the Company all such documents and property immediately upon termination of his employment.

ARTICLE 2        COMPENSATION, BENEFITS AND EXPENSES.

         2.1     Base Salary and Bonus.

                 a. During the term of this Agreement and subject to the provisions of Article 3, the Company shall pay to Executive the
         following base annual salary, payable bi-weekly:    from the
         Commencement Date through December 31, 1997, a base annual salary of $125,000; for the calendar year ending December 31, 1998, a base annual salary of $150,000 providing the gross sales of the Company as of December 31, 1998 reach twelve million dollars ($12,000,000); and for the calendar year ending December 31, 1999, a base annual salary of $175,000 providing the gross sales of the Company as of December 31, 1999 reach fifteen million dollars ($15,000.000). Executive's compensation shall be reviewed on an annual basis thereafter in accordance with the Company's policies and may be adjusted accordingly based upon the Executive's and the Company's performance.

                 b. Executive shall also be entitled to receive an annual bonus as shall be determined by the Company, in accordance with Company policies in effect from time to time, in an amount not to exceed $20,000 for each of 1998 and 1999; provided, however, that if the Company reaches the following income goals, the Executive may receive an additional bonus for such calendar year: if the Company's after tax income exceeds one million dollars ($1,000,000) for calendar 1998, an additional bonus for 1998 of $20,000; and if the Company's after tax income exceeds one million three hundred thousand dollars ($1,300,000) for calendar 1999, an additional bonus for 1999 of $20,000.

         2.2 Other compensation and benefits. Executive shall be entitled to paid vacation, personal days, sick days, and other benefits consistent with those received by other officers and employees of the Company, as shall be as determined by the Board of Directors pursuant to policies implemented by the Company from time to time. Executive shall also be entitled to an automobile allowance, medical, hospital, group life and individual health and disability insurance coverage as well as such other benefits as may be provided and modified from time to time by the Company. The Executive shall also be included in any Directors and Officers' indemnification insurance, if obtained. In the event that the Executive's employment by the Company is terminated for any reason, the Executive shall have the right to purchase from the Company any insurance policies on his life owned by the Company for a price equal to the cash surrender value of the policies at the date of such termination, plus prepaid premiums. The right to purchase shall be exercised by the Executive by written notice to the Company not less than seven (7) days prior to the date of such termination, and the purchase price of such policies shall be paid by the Executive to the Company on the date of termination.

         2.3 Business expenses. During the term of this Agreement, the Company shall, in accordance with and to the extent of its uniform policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Executive in performing his duties in the service of the Company.





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Executive must account for such expenses to the Company in the manner reasonably prescribed from time to time by the Company. The Company may provide Executive with cash advances, Company credit cards and/or telephone calling cards or other reasonable accommodations for any reasonable expense incurred by Executive in connection with the performance of his duties as set forth in this Agreement.

ARTICLE 3        TERMINATION.

         3.1 Termination by the Company for Cause. The Company may terminate this Agreement for Cause. For the purposes of this Agreement, "Cause" means (a) an act or acts of personal dishonesty undertaken by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company; (b) violations by Executive of his obligations under paragraph 1.2 which are willful and deliberate on Executive's part and which are not remedied within a ten-day period after receipt of written notice from the Board of Directors of the Company; or (c) the willful engaging by Executive in illegal conduct that is injurious to the Company.

         3.2 Termination in the event of death or disability. The term of Executive's employment under this Agreement shall terminate in the event of his death or disability. "Disability" means the unwillingness or inability of Executive to perform his duties under this Agreement because of incapacity due to physical or mental illness, bodily injury, or disease for a period of twelve
(12) consecutive months.

         3.3 Termination by mutual agreement. The parties may terminate this Agreement at any time by mutual written agreement.

         3.4 Termination by Executive. This Agreement may be terminated by Executive upon not less than thirty (30) days written notice to the Company.
If this Agreement is terminated pursuant to this paragraph, Executive will be entitled to only the compensation as described in Section 2 through the effective date of such termination.

         3.5 Notice of termination and date of termination. The provisions of paragraph 3.6 shall apply in connection with any early termination of Executive's employment under this Agreement pursuant to Article 3.

                 a. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provisions in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination. Any purported termination pursuant to this Article 3 shall be communicated by written notice of termination to the other party hereto.

                 b. For purposes of this Agreement, "Date of Termination" shall mean:

                          (1) if Executive's employment is terminated due to death, the last day of the month in which Executive's death occurs;

                          (2) if Executive's employment is terminated for disability, 10 calendar days after notice of termination is given;

                          (3) if Executive's employment is terminated by the Company for Cause, the date specified in the notice of termination;





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                          (4)     if Executive's employment is terminated by
                 mutual agreement of the parties, the date specified in such agreement; or

                          (5) if Executive's employment is terminated for any other reason, the date specified in the notice of termination.

         3.6     Compensation upon termination, death, or during disability.

                 a. During any period that Executive fails to perform his duties hereunder as a result of Disability, Executive shall continue to receive his base salary and benefits under this Agreement until his date of termination.

                 b. If Executive's employment under this Agreement is terminated by the Company for Cause, the Company shall pay Executive his base salary and benefits through the date of termination.

                 c. If Executive's employment under this Agreement is terminated by mutual agreement or the choice of one of the parties, the Company shall provide Executive with the payments and benefits specified in such agreement.

ARTICLE 4        NONCOMPETITION; CONFIDENTIAL INFORMATION.

         4.1 Noncompetition. Executive agrees that during the term of this Agreement and for a period of two (2) years following the termination of employment for any reason he will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other company or entity, engage in any competition with the Company's business as conducted by the Company during the term of this Agreement or contemplated by the Company at the time of termination of employment or with any part of the Company's contemplated business with respect to which Executive has confidential information as governed by Section 4.3 hereof. For the purposes of this clause, a "shareholder" shall not include beneficial ownership of less than 5 percent of the combined voting power of all issued and outstanding securities of a publicly held corporation.

         4.2 Covenant not to recruit or solicit. Executive recognizes that the Company's work force constitutes an important and vital aspect of its business. Executive agrees that for a period of two (2) years following the termination of this Agreement for any reason whatsoever, he shall not solicit, or assist anyone else in the solicitation of, any of the Company's then-current permanent or temporary employees to terminate their employment with the Company and to become employed by any business enterprise with which Executive may then be associated, affiliated, or connected, or to solicit or cause to be solicited any customers of the Company in an attempt to obtain business which pertains to the business of the Company.

         4.3 Prohibitions against use of Confidential Information. Executive will not, during or subsequent to the termination of his employment under this Agreement, use or disclose, other than in connection with his employment with the Company, any Confidential Information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information, without prior written consent of the Company. Executive will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. The obligations contained in this section will survive as long as the Company in its sole judgment considers the information to be Confidential Information. "Confidential Information" shall include, but not be limited to, sales, sales volume or strategy, pricing or pricing strategy, number or location of sales staff,





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processes, methods or ideas belonging to or relating to the affairs of the
Company, or the names of its customers or contracts.

ARTICLE 5        ENFORCEMENT AND REASONABLENESS OF RESTRICTIONS.

         5.1 Enforceability. Executive agrees that it would be difficult to compensate the Company fully for the damages resulting from any violation of the provisions of this Agreement, including without limitation the provisions of Sections 4 of this Agreement. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. Such remedies shall be cumulative and shall not preclude the parties from seeking damages resulting from a breach of this Agreement. In addition, Executive covenants and agrees that upon a violation of this Agreement, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, and other benefits that Executive directly or indirectly has realized and/or may realize as a result of, growing out of or in any connection with any such violation. These remedies shall be in addition to and not in limitation of any other rights or remedies to which the Company, its affiliates or related entities have or may be entitled at law, in equity or under this agreement.

         5.2     Reasonableness of Restrictions.

                 a. Executive has carefully read and considered the provisions of this Agreement and, having done so, agree that the restrictions set forth herein, including but not limited to the time period of the restrictions and the geographical area of such restrictions are fair and reasonable, and are reasonably required for the protection of the interests of the Company, its subsidiaries, affiliates, related entities and employees.

                 b. In the event that, notwithstanding the foregoing, any of the provisions of this Agreement shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision relating to the time period and/or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the time period and/or areas of restriction deemed reasonable and enforceable by said court shall become and thereafter be the maximum time period and/or areas.

ARTICLE 6        STOCK OPTION AND OTHER INCENTIVE PLANS.

         Provided that Executive is employed by the Company at all relevant times, Executive shall also be eligible to participate in the Company's profit sharing, pension, stock option and other incentive bonus plans as shall be in effect from time to time for officers and/or employees of the Company.

ARTICLE 7        ARBITRATION.

         Any controversy or dispute, of whatever nature, between or among the parties involving the meaning of words or provision under this Agreement, whether or not there has been a breach or default hereof, shall be settled by arbitration in accordance with the Arbitration Rules of the American Arbitration Association by a sole Arbitrator and judgment upon the award rendered by the Arbitrator may be entered in any Court of appropriate jurisdiction. The decision of the Arbitrator shall be final and conclusive. With respect to such arbitration:





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                 a.       All questions as to the meaning of the above clause,
         or as to the arbitrability of any dispute under said clause, shall be resolved by the Arbitrator, and the decision thereon shall be binding, and not subject to judicial review.

                 b. Each party shall have the right to seek from any court of appropriate jurisdiction equitable or provisional remedies (such as temporary restraining orders, temporary injunctions, and the like) before or during any arbitration.

                 c. The arbitration proceeding shall be in the Association's office in Austin, Texas.

                 d. If the parties hereto are unable to mutually agree upon a sole Arbitrator, the parties shall select a sole Arbitrator from the panel provided by the American Arbitration Association. Further, the Arbitrator shall have the discretion to award attorneys' fees and costs in favor of any part if, in the opinion of the Arbitrator, the dispute arose because one of the parties was not acting in good faith or was in breach or default of the terms and conditions set forth in this Agreement. If no such finding by the Arbitrator is made, each of the parties to the arbitration shall bear equally the fees and costs of the said arbitration proceeding.

                 e. Any award of the Arbitrator may be entered in any Court of appropriate jurisdiction under applicable Texas statutes, which statutes, relating to arbitration, are incorporated herein by reference.

ARTICLE 8        MISCELLANEOUS PROVISIONS.

         8.1 Notice. All notices, requests and demands given to or made pursuant hereto, shall, except as otherwise specified herein, be in writing and be personally delivered or mailed postage prepaid, registered or certified U.S. mail, to any party at the registered office of the Company or at such other address as such party may, by notice hereunder, designate. Any notice hereunder shall be deemed effectively given and received: (a) if personally delivered upon delivery; or (b) if mailed, on the registered date or the date stamped on the certified mail receipt.

         8.2 Withholding. To the extent required by any applicable law, including, without limitation, any federal or state income tax or excise tax or laws, the Federal Insurance Contribution Act, the Federal Unemployment Tax Act, or any comparable federal, state or local laws, the Company retains the right to withhold such portion of any amount or amounts payable to Executive under this Agreement as the Company deems necessary.

         8.3 Captions. The various headings or captions in this Agreement are for the convenience of the parties and shall not affect the meaning or interpretation of this Agreement.

         8.4 Governing law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Texas without reference to the conflicts of laws provisions thereof.

         8.5 Construction. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or valid under applicable law, such provision shall be in effect only to the extent such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.





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         8.6     Waiver.  Failure on the part of either party to exercise any right or remedy hereunder shall not operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other further exercise thereof, or the exercise of any other right or remedy granted hereby or by any related document or by law.

         8.7 Modification. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.

         8.8 Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties hereto in reference to all matters here and agreed upon.

         8.9 Successors. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon the Executive, his heirs, executors, administrators, legatees and legal representatives.

         8.10 Assignment. This Agreement and all rights hereunder are personal to the Executive and shall not be assignable, and any purported assignment in violation thereof shall be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise, shall assume by contract or operation of law the obligations of the Company hereunder; provided, however, that the Company shall, notwithstanding such assumption and/or assignment, remain liable and responsible for the fulfillment of the terms and conditions of the Agreement on the part of the Company.

         8.11 Advice of counsel. The parties hereto have relied on their respective counsel, and are fully advised of the rights, responsibilities and benefits described herein.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it effective the day and year first above written.

                                  SURREY, INC.



                                  By:__________________________________
                                     Martin van der Hagen
                                     Its: President


                                  EXECUTIVE


                                  _____________________________________
                                  John B. van der Hagen





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